Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Paul M. Feeney
Executive Vice President, Finance and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. NAMES JOHN POWERS PRESIDENT AND

CHIEF OPERATING OFFICER

27-Year Veteran of AEP to Oversee Operations

Montvale, NJ, November 5, 2015 - AEP Industries Inc. (Nasdaq: AEPI, the “Company” or “AEP”) today announced John J. Powers, Executive Vice President, Sales and Marketing and a member of the Board of Directors, has been appointed to the newly created position of Chief Operating Officer (“COO”) and has assumed the role of President, effective immediately. In addition to his duties as COO, Mr. Powers will continue to oversee the sales and marketing functions and report to Brendan Barba, Chairman and Chief Executive Officer of the Company.

“Throughout his 27 year tenure at AEP and most recently as a director of the Company, John has repeatedly proven that he is a high caliber leader and an important contributor to the company‘s success. His deep knowledge of AEP’s business makes him an important contributor in driving growth and supporting the actions we are taking to achieve our long-range strategic plans,” said Mr. Barba. “In recent years, we have been closely managing our operations and processes to become more efficient, and by appointing John as COO, we expect to bring additional focus to these critical areas to further optimize our capabilities across the organization and ensure AEP is best organized for success going forward.”

The Company expects an orderly transfer of responsibilities for all of the Company’s operating functions to Mr. Powers along with a reorganization of certain of the Company’s sales and marketing activities.

Mr. Powers said, “It is a pleasure to continue on my path at AEP in this expanded new role. We remain focused on serving our present market with newer and better products and expanding our presence in these markets. I look forward to working collaboratively with the executive management team to continue to create value for our shareholders moving forward.”

About John Powers

Mr. Powers previously served as the Company’s Executive Vice President, Sales and Marketing, a position he has held since March 1996. Prior to that, he was Vice President-Custom Film Division from 1993 to 1996. He has held various other sales positions with the Company since 1989. Mr. Powers graduated from Providence College with a Bachelor of Science in Accounting. He currently serves on the Board of Trustees of Providence College.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.